Exhibit 23.1

THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

   I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my report dated June 21, 2011 on the financial statements of Vitas Group, Inc. as of May 31, 2011, be included in and made part of any filing to be filed with the U. S. Securities and Exchange Commission. I also consent to the use of my name in the experts section of the S-1 filing.

Dated this 27th day of September, 2011.

Thomas J. Harris

Certified Public Accountant